Exhibit 99.1

FOR IMMEDIATE RELEASE

August 10, 2021

CONTACT:	Steve Filton
Chief Financial Officer
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. ANNOUNCES OFFERING OF

SENIOR SECURED NOTES

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) today announced an offering of senior secured notes in two tranches due September 2026 and January 2032 (the “Notes”).  The Company intends to use the net proceeds of the offering to redeem all of the outstanding $400 million aggregate principal amount of its 5.00% Senior Secured Notes due 2026 (the “Existing 2026 Notes”) on or about September 13, 2021, to pay accrued and unpaid interest on the Existing 2026 Notes to but excluding the date of redemption, to repay certain indebtedness under its senior credit facility, to pay transaction expenses and for general corporate purposes.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable state securities laws. The Notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offers of the Notes will be made only by means of a private offering memorandum. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company’s assessment of these risks and uncertainties changes.

Universal Health Services, Inc. (“UHS”) is one of the nation's largest providers of hospital and healthcare services. Through its subsidiaries, UHS operates acute care hospitals, behavioral health facilities, outpatient facilities and ambulatory care access points located throughout the United States, Puerto Rico and the United Kingdom.